Exhibit (d)

    JUNE 2014

BARCLAYS BANK PLC

AND

BARCLAYS PLC

CALL OPTION AGREEMENT IN RELATION TO THE

PREFERENCE SHARES IN BARCLAYS BANK PLC

THIS AGREEMENT is made on     June 2014

BETWEEN:

(1)	BARCLAYS BANK PLC, a company incorporated in England and Wales (registered no. 01026167), whose registered office is at 1 Churchill Place, London, E14 5HP (the “Company”); and

(2)	BARCLAYS PLC, a company incorporated in England and Wales (registered no. 00048839), whose registered office is at 1 Churchill Place, London, E14 5HP (the “Shareholder”).

INTRODUCTION:

(A)	The Company and the Shareholder entered into a put option agreement on 23 January 2014 in respect of the Option Shares (the “Put Option Agreement”). The parties have agreed to terminate the Put Option Agreement (which has not been exercised) with immediate effect and to replace the Put Option Agreement with a call option in favour of the Company.

(B)	In accordance with s.694 of the Act, a draft of this Agreement has been approved by ordinary resolution of the Company dated [—] June 2014 (the “Resolution”) and as at the date of this Agreement, that approval has neither been varied or revoked.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Act” means the Companies Act 2006;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales;

“Completion” means completion of an exercise of the Option in accordance with this Agreement;

“Option” means the right granted to the Company by clause 2;

“Option Notice” means the written notice in the form set out in Schedule 1 from the Company to the Shareholder exercising the Option pursuant to clause 3.1.3;

“Option Period” has the meaning given in clause 3.1.1;

“Option Price” means, in respect of each Option Share, an amount in cash equal to the aggregate of (i) the cash amount paid by the Shareholder for such Option Share and (ii) the market value of any non-cash consideration given by the Shareholder for such Option Share, or such other amount in cash as the parties may agree;

“Option Time” means the time at which notice to exercise the Option pursuant to clause 3.1.3 is deemed given to the Shareholder by virtue of clause 8.2;

“Option Shares” means the Preference Shares beneficially held by the Shareholder from time to time;

“Ordinary Share” means an ordinary share in the share capital of the Company;

“Preference Share” means any share in the share capital of the Company that is not an Ordinary Share;

“Put Option Agreement” has the meaning given in Recital (A);

“Relevant Option Shares” has the meaning given in clause 3.1.3; and

“Resolution” has the meaning given in Recital (B).

1.2	In this Agreement, a reference to a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	GRANT OF CALL OPTION

2.1	The Shareholder irrevocably grants to the Company an option to require the Shareholder to sell any or all of the Option Shares on and subject to the terms and conditions set out in this Agreement (the “Option”).

2.2	The purchase price of the Option is £1, receipt of which the Shareholder acknowledges.

2.3	Upon Completion, the Shareholder shall sell and the Company shall buy the Relevant Option Shares and each right attaching to the Relevant Option Shares at the date of Completion.

3.	EXERCISE OF CALL OPTION

3.1	Subject to clause 3, the Option may be exercised:

3.1.1	more than once, at any time, or from time to time, on or after the date of this Agreement but before the expiry of the authority conferred on the Company by the Resolution (the “Option Period”);

3.1.2	in respect of any number of Option Shares held by the Shareholder;

3.1.3	by the delivery by the Company to the Shareholder of an Option Notice within the Option Period. The Option Notice must specify the number and class of the Option Shares to which the Option Notice relates (the “Relevant Option Shares”) and the date on which Completion shall take place as agreed between the parties.

3.2	After the Option Time, the Company may only revoke the Option Notice with the Shareholder’s consent.

4.	COMPLETION

4.1	Completion shall take place at the Company’s registered office on a Business Day as agreed between the parties and set out in the Option Notice.

4.2	At Completion:

4.2.1	the Shareholder shall deliver to the Company the share certificate(s) (if any) in respect of the Relevant Option Shares and all other documents of title in relation to such Relevant Option Shares (if any); and

4.2.2	the Company shall pay for each Relevant Option Share the Option Price to the Shareholder or as the Shareholder directs in writing by transfer of funds for same day value to such account as shall have been notified to the Company by the Shareholder.

5.	TERMINATION OF PUT OPTION AGREEMENT

The parties agree to terminate the Put Option Agreement with immediate effect.

6.	FURTHER ASSURANCE

6.1	Each party shall co-operate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may reasonably be requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

6.2	The Company hereby agrees and confirms that it has full power and authority to enter into this Agreement, and that it will perform its obligations under the Agreement in accordance with the articles of association of the Company and the Act.

7.	GENERAL

7.1	For the avoidance of doubt, nothing in this Agreement shall impose any obligation on the Shareholder to acquire any Preference Shares for the purpose of satisfying its obligations pursuant to this Agreement.

7.2	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

7.3	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

7.4	This Agreement together with any documents referred to in this Agreement constitute the entire agreement between the parties relating to the subject matter of this Agreement.

7.5	Neither party may assign any of its rights under this Agreement.

7.6	Except to the extent that they have been performed and except where this Agreement provides otherwise the obligations contained in this Agreement remain in force after any Completion.

7.7	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

8.	NOTICES

8.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

8.1.1	in writing;

8.1.2	in the English language; and

8.1.3	delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 8.3 or to an alternative address, person or fax specified by that party by written notice to the other party.

8.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

8.2.1	delivered personally, when left at the address referred to in clause 8.1.3;

8.2.2	sent by mail, except air mail, two Business Days after posting it;

8.2.3	sent by air mail, six Business Days after posting it; and

8.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

8.3	The address referred to in clause 8.1.3 is:

Name of party	Address	Fax No.	Marked for the attention of
The Company	1 Churchill Place, London, E14 5HP	+44 20 7773 1626	Long Term Treasury Execution Services, Barclays Treasury

The Shareholder	1 Churchill Place, London, E14 5HP	+44 20 7773 1626	Long Term Treasury Execution Services, Barclays Treasury

9.	TERMINATION

The parties may terminate this Agreement at any time by mutual agreement. This Agreement shall automatically terminate upon the expiry of the authority conferred on the Company by the Resolution (or any subsequent resolution of the Shareholder renewing such authority).

10.	GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

SCHEDULE 1

FORM OF OPTION NOTICE

To:	Barclays PLC

1 Churchill Place, London, E14 5HP

Date:	[insert date]

[BY HAND

BY REGISTERED/RECORDED DELIVERY POST]

OPTION NOTICE

1.	We refer to the Call Option Agreement dated [—] June 2014 between Barclays Bank PLC and Barclays PLC (the “Call Option Agreement”).

2.	Terms defined in the Call Option Agreement shall have the same meanings in this Option Notice unless the context requires otherwise. References to a clause are to a clause of the Call Option Agreement.

3.	The Company hereby notifies the Shareholder pursuant to clause 3.1.3 that it wishes to exercise the Option granted in clause 2.1 to require the Shareholder to sell [state number] of [describe the class and nominal value of the Option Shares] and that the aggregate price payable by the Company for the Option Shares is [£/$/€] [—], determined as follows: [—].

4.	As agreed between us, Completion shall take place on [—].

5.	The Company confirms that it is lawfully able, pursuant to section 692 of the Act, to pay the Option Price for each Option Share.

Signed by [                    ]

Director/Secretary/Authorised Signatory

for and on behalf of Barclays Bank PLC

(On duplicate)

Barclays PLC acknowledges receipt of the notice from Barclays Bank PLC of which this is a duplicate, and confirms acceptance of its terms.

Dated: [insert date]

Signed by [                    ]

Director/Secretary/Authorised signatory

for and on behalf of Barclays PLC

EXECUTED by the parties:

Signed by	)
a duly authorised	)
representative of	)
BARCLAYS BANK PLC:	)

Signature

Signed by	)
a duly authorised	)
representative of	)
BARCLAYS PLC:	)

Signature